                                                FILED PURSUANT TO RULE 424(b)(3)
                                                REIGISTRATION FILE NO. 333-69227


                   SUPPLEMENT NO. 6 DATED SEPTEMBER 13, 2000
                     TO PROSPECTUS DATED JANUARY 28, 2000
          RELATING TO $345,000,000 PRINCIPAL AMOUNT OF 7% CONVERTIBLE
                        SUBORDINATED NOTES DUE 2009 AND
                             10,515,087 SHARES OF
                        TOTAL RENAL CARE HOLDINGS, INC.
                                 COMMON STOCK


     The purpose of this supplement is to provide information regarding selling securityholders in addition to those listed in the prospectus dated January 28, 2000, as supplemented by Supplement No. 1 dated February 24, 2000, Supplement No. 2 dated March 20, 2000, Supplement No. 3 dated April 27, 2000, Supplement No. 4 dated June 7, 2000 and Supplement No. 5 dated July 27, 2000, forming a part of registration statement no. 333-69227 on Form S-3, or to update the information regarding selling securityholders previously listed in the prospectus.

     The table has been prepared based upon information furnished to us by or on behalf of the selling securityholder listed below. We have not independently verified this information.

                                                                 Shares of
                             Principal amount                     common            Percentage of
                              of notes owned     Percentage     stock that          common stock
           Name              that may be sold     of notes      may be sold/1/      outstanding/2/
----------------------       ----------------    ----------     --------------      -------------
Lehman Brothers, Inc.         $3,650,000             1.1%         111,246                *

     Other than its ownership of our securities, this selling securityholder has not had any material relationship with us within the past three years.

____________________
*  Less than 1%.

1. Assumes conversion of the full amount of notes owned by each selling securityholder at the initial conversion price of $32.81 per share. Under the terms of the indenture governing the notes, cash will be paid instead of issuing fractional shares upon conversion.

2. Based on 81,565,215 shares of our common stock outstanding at June 30, 2000. In accordance with the rules of the SEC, the percentage of common stock outstanding owned by each selling securityholder is computed as follows: (a) the numerator is the number of shares of common stock held by that selling securityholder upon conversion of all notes owned by that selling securityholder and (b) the denominator includes the number of shares of common stock outstanding and the number of shares of common stock held by that selling securityholder upon conversion of all notes owned by that selling securityholder.